                                                                                                FOR IMMEDIATE RELEASE

MERRIMAN CURHAN FORD ANNOUNCES RESULTS OF
ANNUAL STOCKHOLDERS’ MEETING

SAN FRANCISCO – December 2, 2009 – Merriman Curhan Ford Group, Inc. (NASDAQ: MERR) held its annual stockholders' meeting at its San Francisco headquarters last Tuesday, November 24, 2009.

At the meeting, stockholders voted on and overwhelmingly approved the following proposals:

•	The election of eight directors to serve on the board of directors until the 2010 annual meeting of stockholders;

•	The adoption of the 2009 Merriman Curhan Ford Stock Incentive Plan; and

•	The ratification of Burr, Pilger & Mayer LLP as the company’s registered independent accountants.

Each of the following five directors elected by the holders of Common Stock received in excess of 92% of the votes cast:

•	John M. Thompson
•	D. Jonathan Merriman
•	Dennis G. Schmal
•	William J. Febbo
•	Jeffrey M. Soinski

Each of the following three directors elected by the Series D Preferred received in excess of 99% of the votes cast:

•	Ronald L. Chez
•	Douglas G. Bergeron
•	Andrew Arno

Each of the other proposals voted on received in excess of 98% of the votes cast, with the Common Stock and the Series D Preferred voting together as a single class.

The company's 2008 Annual Report on Form 10-K is available on the company’s Web site at www.mcfco.com, as well as the Securities and Exchange Commission's Web site at www.sec.gov/edgar.shtml.

About Merriman Curhan Ford

Merriman Curhan Ford (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions that invest in them. The company offers high-quality investment banking, equity research, institutional services and corporate & venture services, and specializes in five growth industry sectors: CleanTech, Consumer, Media & Internet, Health Care, Natural Resources and Technology.  For more information, please go to www.mcfco.com.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties.  This release does not constitute an offer to sell or a solicitation of offers to buy any securities of the Company. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K/A filed on April 30, 2009 and our Forms 10-Q filed on May 15, August 11, and November 16, 2009. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K/A filed on April 30, 2009 and Forms 10-Q filed on May 15, August 11, and November 16, 2009, together with this press release and the financial information contained herein, is available on our website by going to www.mcfco.com and clicking on "Investor Relations."

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At the Company:
Michael C. Doran
General Counsel
(415) 568-3905